EXHIBIT 99.1

March 17, 2006
Bulletin No. 1209

VIA FACSIMILE

Federal Housing Finance Board Issues Proposed Rule
To Change the Capital Structure of the FHLBanks

Dear Chief Executive Officer:

On March 15, 2006, the Federal Housing Finance Board published a proposed rule that would change the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that an FHLBank can accumulate. Comments on the proposed rule are due on or before July 13, 2006. The proposed rule is available on our website at www.fhlbsf.com/about/wa/regulations/default.asp.

Before discussing the provisions of the proposed rule, I would like to point out that the Bank is well-capitalized and meets all of its regulatory capital requirements. The Bank has only one form of capital stock, Class B stock, which is considered permanent capital because it can only be redeemed after five years. The Bank's Capital Plan requires members to purchase activity-based stock for mortgage loans sold to the Bank, as well as for advances, and the Bank does not rely on excess capital stock to support its mortgage loan purchases.

Some of the key provisions of the proposed rule are:

  Each FHLBank would be required to hold retained earnings of at least $50 million plus 1% of non-advance assets.
  Dividends would be limited to no more than 50% of net income until the FHLBank reaches its required level of retained earnings.
  Payment of any dividends thereafter would be restricted if the FHLBank's retained earnings drop below its required level.
  An FHLBank's excess capital stock would be limited to no more than 1% of its total assets.
  An FHLBank would not be permitted to sell capital stock to a member in excess of the member's minimum capital stock requirement.
  The FHLBanks would be prohibited from paying dividends to their members in stock form.

We are currently analyzing the rule, and we plan to comment on it. Based on our preliminary analysis, we have determined that the proposed retained earnings formula of $50 million plus 1% of non-advances assets would require the Bank to raise its target for the build-up of retained earnings from $130 million to approximately $660 million, based on the Bank's balance sheet as of December 31, 2005. If we assume that the Bank's net income before the effects of SFAS 133 for the next few years is the same as it was for 2005 and that the Bank is required to limit dividend payments to 50% of that income, the Bank would expect to meet the proposed new retained earnings target in approximately two and a half years, and the amount available for dividends during that period would limit dividends to a rate of approximately 2.40% (compared to the 2005 dividend rate of 4.44%). *

* The preliminary analysis provided here is for informational purposes only and is based on the Finance Board's proposedrule and certain assumptions made by the Bank. The results of this preliminary analysis are not necessarily indicative of the future impact on the Bank under different assumptions and any final rule approved by the Finance Board.

Special Attention Bulletin No. 1209
March 17, 2006

We are concerned that the proposed new retained earnings formula:

  Would significantly reduce the amount of earnings that may otherwise be available for dividends on our members' investment in Bank stock for approximately two and a half years
  Could have a negative effect on our ability to compete for the business of our members
  Could have a negative effect on our ability to attract capital from members and potential members
  Could have other unanticipated consequences

We are also concerned about the proposed prohibition against paying dividends in the form of capital stock because we understand that most members prefer to receive their dividends in this form. We expect that the 1%-of-total-assets limit on excess capital stock in the proposed rule would not materially affect the Bank because we already have a policy that provides for the redemption of surplus capital stock.

The enclosed Q&A contains additional information on the proposed rule and its potential impact on the Bank. Working with the Bank's Board of Directors, we will continue to analyze the potential effects of the proposed rule, and we will keep you informed. We are interested in your views, as well, and ask you to share those views with us by contacting Amy Stewart, Vice President, Corporate Communications, at stewarta@fhlbsf.com or 415-616-2605. We also encourage you to comment on the proposed rule directly to the Finance Board; contact information is provided in the proposed rule published in the Federal Register.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "would," "plan," "will," "could," "intend," "expect," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.